Exhibit 99.1

NEWS RELEASE Atlanta, Georgia May 5, 2010 Contact: Investor Relations Phone: (770) 729-6512 E-mail: investor.relations@ems-t.com www.ems-t.com
EMS Technologies Announces First Quarter Results
Higher Revenues in Logistics and Tracking Segments
ATLANTA — May 5, 2010 — EMS Technologies, Inc. (NASDAQ: ELMG) today announced first quarter revenues of $82.9 million and net earnings of $1.0 million, or $0.07 per share, on a non-GAAP reporting basis, excluding acquisition-related items and charges related to the goodwill impairment loss in the fourth quarter of 2009. This compares with the prior-year quarter of $92.3 million in revenues and net earnings of $2.3 million, or $0.15 per share. First quarter “Adjusted EBITDA,” which excludes acquisition-related items and the charges related to goodwill impairment (as described further in this release), was $6.6 million in 2010, compared with $7.5 million in 2009. Including these non-GAAP adjustments, first quarter 2010 net earnings on a GAAP basis were $0.6 million or $0.04 per share.
Dr. Neil Mackay, EMS president and chief executive officer, commented, “Profitability for the first quarter, on a non-GAAP basis, was lower in 2010 than 2009, mainly resulting from the currently slower conditions in our aviation and defense markets. But we were encouraged by the sales growth in our logistics businesses, LXE and Global Tracking.
“We expect that our logistics segments will continue to be more profitable throughout the year as the economy improves. And we believe that the aviation and defense segments, which have generally shown a lagging pattern relative to overall economic activity, are expected to make solid profit improvement in the second half of 2010.”
Aviation Partner Sales Up and Airtime Demand Strong in Spite of Economy
The Aviation segment accounted for over 30% of EMS revenues during the first quarter. Aviation revenues for the period were $26.2 million in 2010, 24% lower than in 2009 due to lower sales in the air transport market. However, sales to the major avionics OEMs increased 19 percent compared with the fourth quarter of 2009.
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NEWS RELEASE (Continued) Atlanta, GA May 5, 2010
EMS experienced renewed demand for Iridium-based mobile connectivity products and airtime during the first quarter, especially in the offshore oil and firefighting air transport market. As an example, the California Department of Forestry and Fire Protection (CAL FIRE) selected EMS to outfit its 55-aircraft fleet with on-board Iridium tracking systems.
A major airframe manufacturer selected EMS’s newly certified Inmarsat-based AMT-700 high-gain antenna to be installed on two business jet platforms beginning in the first half of this year. Management believes that there is potential to ship hundreds of AMT-700 antennas on these and other jet platforms in the next decade.
“While our Aviation segment had a modest start to the year, there were positive signs of market activity through our avionics partners, which comprise a vital part of our distribution channel for satellite-based products. Sales of air-to-ground connectivity products in the first quarter of 2010 were lower than in the first quarter of 2009 or the fourth quarter of 2009, but the quarterly volatility of this business reflects the uneven rollout plans in the airline industry; however, we believe that the industry trends toward carrier consolidation and greater passenger connectivity will create strong long-term momentum in this market,” Mackay said.
Defense & Space Wins Data Link Production Award, Improves Cost Control
The Defense & Space (“D&S”) segment, accounting for 20% of EMS revenues, emphasizes two main market areas — communications-on-the-move and radar. D&S reported first quarter revenues of $16.5 million, operating income of $0.9 million, and adjusted EBITDA of $1.8 million. These results are down from the first quarter 2009 but slightly improved from Q4 2009.
The D&S backlog totaled $87.2 million at the end of the first quarter. The backlog included firm orders totaling two-thirds of the segment’s forecasted sales for the remainder of 2010.
This segment’s increasing focus on products for higher-production programs was evident in the quarter, with L3 Communications awarding EMS its second major order, valued at $11 million over several years, to supply common data link antennas for the MH-60 Hawklink platform. Also, EMS will provide its Ku-band antennas on a key military UAV program, which positions EMS for future opportunities to support data link applications on other platforms.
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NEWS RELEASE (Continued) Atlanta, GA May 5, 2010
“A methodical process of restructuring at our Defense & Space business has moved us toward the lower cost base and higher efficiency that we need. And the future looks bright, as we believe that we are beginning to see the rewards for our strategy of developing a product approach for D&S technologies.” Mackay stated.
Higher Revenues in Global Tracking, Driven by Security Sector
The Global Tracking business accounted for 12 percent of EMS total revenues during the quarter. EMS is a long-established leader in global tracking for international search-and-rescue systems. However, in 2009 EMS acquired a U.K.-based company that is now the dominant element of its Global Tracking business. This segment’s main products provide land- and sea-based tracking solutions for high-value assets on the move in rugged or remote areas, or where the communications infrastructure is limited.
Global Tracking revenues have increased steadily since early-2009, and adjusted EBIDTA totaled $0.9 million for first quarter of 2010. Global Tracking’s improving results have been due to increasing product sales, especially in the security industry, and to the subsequent increase in airtime billings.
In the first quarter, the Company launched its new Osprey personal tracker solution, which offers two-way messaging and tracking for security of personnel in high-risk environments. Initial customer response has been very positive, and EMS is gearing up for full production of this product for the second half of the year.
“In an uncertain and often dangerous world, EMS’s Global Tracking products offer an effective solution to the security and duty-of-care needs of its customers. We believe that Global Tracking’s premier position in several major international markets for security applications will continue to drive revenue growth throughout the year,” Mackay said.
Recovery in LXE Continues, with Higher Revenues and Operating Income
The LXE segment accounts for more than a third of the Company’s revenues. LXE products and services contributed $30.6 million in revenues in the first quarter, slightly up from fourth quarter and 28 percent higher year over year. This segment’s recovery has been based not only on an improving North American market, but also the success of the Company’s new indirect distribution model. LXE has lower operating costs and efficiencies after its restructuring, and the pace of new product roll-outs is increasing.
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NEWS RELEASE (Continued) Atlanta, GA May 5, 2010
One of the most important new products introduced by LXE has been the next-generation MX-9 handheld computer. The MX9 uses wide-area-network wireless technology, and the Company believes that there will be important opportunities beyond LXE’s typical warehouse and ports applications for wide-area-network-enabled computers like the MX-9.
In 2009, this segment began redirecting its sales efforts to expand its distribution channels to market. The Company now has agreements in place with over 500 partners worldwide, and more than two-thirds of product sales in the first quarter were derived from distributor and VAR sales.
“Our improving LXE results point to a recovery in our traditional port and warehouse markets in North America, and growing strength in our global VAR sales channels. We believe that these factors, combined with development of new applications beyond the warehouse, should provide the Company with strong sales momentum through 2010,” said Mackay.
Continuing to Increase Profitability and Expand Market Presence
Mackay concluded, “We continue to take steps with the goals of increasing our profitability and expanding our presence across mobile connectivity markets. We also continue to manage our business carefully to maintain a strong balance sheet, with cash increasing to almost $54 million at the end of the first quarter. Although we believe that the fundamentals of our business and markets are sound, we remain cautious about the near-term impact of current economic conditions. For the 2010 year, we expect that our earnings will be strongly weighted toward the second half of the year, and we reiterate earnings guidance for fiscal 2010 continuing operations in the range of $0.75 to $0.90 per share, excluding acquisition-related charges and goodwill impairment and related charges, and assuming an effective income tax rate of 15 percent.”
Other Factors Affecting Financial Results and Presentation
There were three other factors that had a significant effect on the first quarter 2010 financial results and presentation:
•	The former “Communications & Tracking” reportable operating segment has been divided into two new segments: Aviation and Global Tracking, as described subsequently in this release. The historical financial information in this press release has been recast to reflect this change in reportable segments. As additional information, the Company will file a supplementary schedule with its report on Form 8-K related to this press release; that supplementary schedule provides key historical data for all four quarters of 2009, as recast for the new segment structure.
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NEWS RELEASE (Continued) Atlanta, GA May 5, 2010
•	Adjusted EBITDA in 2010 included a $0.7 million foreign exchange loss, as compared with a $0.8 million foreign exchange gain in 2009. The foreign exchange loss in 2010 related to the balance sheet exposure (net of forward contracts used as hedges) of the U.S. dollar, which (1) weakened against the Canadian-dollar and (2) strengthened against the Euro.
•	The effective income tax rate for the first quarter of 2010 was approximately 30%, as compared with the 2010 guidance of 15%. The higher effective rate is largely the result of U.S. research tax credits and other federal tax benefits that expired at the end of 2009. As of the end of the first quarter, Congress had not yet completed legislative action to extend these benefits to 2010 and beyond. Based on extensions by Congress in prior years, the Company believes that these benefits will, as in the past, be extended on a retroactive basis. However, U.S. GAAP requires that financial results must be based on rates in effect at the end of the quarter. Assuming that these benefits are extended retroactively in the future, the Company’s results in future quarters will reflect the effect when Congress completes its action.
Non-GAAP Financial Measures
The Company has presented its earnings and earnings per share on a non-GAAP basis, excluding acquisition-related items and professional fees related to a charge for impairment of goodwill. The Company believes that exclusion of these items provides useful information about the results of its ongoing activities that is more comparable to results for prior fiscal periods and that is not subject to volatility arising from the timing and cost of acquisition activity and impairment charges.
Acquisition-related charges in 2009 included typical services required to complete an acquisition, such as legal advice, due diligence and asset valuation, which are now required to be expensed. In addition, in 2010 the Company incurred costs related to determining whether a goodwill impairment loss existed at its reporting units and to determining the amount of the loss at one of its reporting units. The Company has excluded these costs from the non-GAAP financial measures.
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NEWS RELEASE (Continued) Atlanta, GA May 5, 2010
About EMS Technologies, Inc.
EMS Technologies, Inc. (NASDAQ: ELMG) is a leading provider of wireless connectivity solutions over satellite and terrestrial networks. EMS keeps people and systems connected, wherever they are — on land, at sea, in the air or in space. Serving the aeronautical, asset tracking, defense, and mobile computing industries, EMS products and services enable universal mobility, visibility and intelligence. EMS has four operating segments:
•	Aviation supplies a broad array of communications terminals and antennas that enable end-users in aircraft and other mobile platforms to communicate over satellite and air-to-ground links; connectivity products, including aeronautical wi-fi communications and data storage, aeronautical voice and tracking, and satellite-based machine-to-machine mobile communications;
•	Defense & Space supplies highly-engineered subsystems for defense electronics and sophisticated satellite applications — from military communications, radar, surveillance and countermeasures to commercial high-definition television, satellite radio, and live TV for innovative airlines;
•	Global Tracking supplies global telematics and force-tracking solutions, and is a pioneer in search and rescue technology. These solutions are used around the world to locate, track and communicate with cargo, personnel and fleets, even in the world’s most remote and hostile places; and
•	LXE is a leading provider of rugged terminals and wireless data networks used for logistics applications such as distribution centers, warehouses and container ports. LXE’s automatic identification and data capture products serve mobile information users at over 7,500 sites worldwide.
Visit www.ems-t.com for more information.
There will be a conference call at 9:30 AM Eastern time on May 5, 2010 in which the Company’s management will discuss the financial results for the first quarter of 2010. If you would like to participate in this conference, please call 888-674-0222 (international callers call 1-201-604-0498) approximately 10 minutes before the call is scheduled to begin. A taped replay of the conference call will also be available through May 12, 2010 by dialing 888-632-8973 (international callers use 1-201-499-0429) and enter the replay code 84044777 followed by the # sign.
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NEWS RELEASE (Continued) Atlanta, GA May 5, 2010
Forward-Looking Statements
Statements contained in this press release regarding the Company’s expectations for its financial results for 2010 and the potential for various businesses and products are forward-looking statements. Actual results could differ materially from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...
•	economic conditions in the U.S. and abroad and their effect on capital spending in our principal markets;
•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our results;
•	our successful completion of technological development programs and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors;
•	U.S. defense budget pressures on near-term spending priorities;
•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;
•	volatility of foreign currency exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and on the cost structure of the our operations outside the U.S., as well as the potential for realizing foreign exchange gains and losses associated with assets and liabilities denominated in foreign currencies;
•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;
•	changes in our consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings and the extent to which deferred tax assets are considered realizable;
•	successful transition of products from development stages to an efficient manufacturing environment;
•	changes in the rates at which our products are returned for repair or replacement under warranty;
•	customer response to new products and services, and general conditions in our target markets (such as logistics and space-based communications) and whether these responses and conditions develop according to our expectations;
•	the increased potential for asset impairment charges as unfavorable economic or financial market conditions or other developments might affect the fair value of one or more of our business units;
•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;
•	the continued availability of financing for various mobile and high-speed data communications systems;
•	risk that the unsettled conditions in the credit markets may make it more difficult for some customers to obtain financing and adversely affect their ability to pay, which in turn could have an adverse impact on our business, operating results and financial condition;
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NEWS RELEASE (Continued) Atlanta, GA May 5, 2010
•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;
•	the demand growth for various mobile and high-speed data communications services;
•	our ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills;
•	our ability to effectively integrate our acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquired businesses, products or technologies do not perform as expected, are subject to undisclosed or unanticipated liabilities, or are otherwise dilutive to our earnings;
•	the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations that we made, and obligations assumed by purchasers, in connection with our dispositions of discontinued operations;
•	the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which we must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule;
•	uncertainties associated with U.S. export controls and the export license process, which restrict our ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce our ability to obtain sales from customers outside the U.S. or to perform contracts with the desired level of efficiency or profitability; and
•	our ability to maintain compliance with the requirements of the Federal Aviation Administration and the Federal Communications Commission, and with other government regulations affecting our products and their production, service and functioning.
Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009.
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NEWS RELEASE (Continued) Atlanta, GA May 5, 2010
EMS Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per-share data)
Unaudited

	Three Months Ended
	April 3	April 4
	2010	2009
Net sales	$82.9	92.3
Cost of sales	53.3	64.0

Gross profit	29.6	28.3
Selling, general and administrative	21.7	21.9
Research & development	5.4	4.4
Impairment loss related charges	0.4	—
Acquisition-related items	0.2	3.9

Operating income (loss)	1.9	(1.9)
Interest income & other	0.2	0.1
Interest expense	(0.5)	(0.6)
Foreign exchange (loss) gain	(0.7)	0.8
Acquisition-related FX adjustment	—	(1.4)

Earnings (loss) before income taxes	0.9	(3.0)
Income tax expense	0.3	—

Net earnings (loss)	$0.6	(3.0)

Earnings (loss) per share	$0.04	(0.20)

Outstanding shares — diluted	15.2	15.1

Supplemental data:
Adjusted EBITDA	$6.6	7.5
Adjusted EPS	0.07	0.15
Net cash provided by operating activities	8.4	14.0
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NEWS RELEASE (Continued) Atlanta, GA May 5, 2010
EMS Technologies, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(In millions)
Unaudited

	April 3	December 31
	2010	2009

Assets
Cash and cash equivalents	$53.7	47.2
Trade accounts receivable	60.4	61.0
Revenue in excess of billings on long-term contracts	24.5	25.3
Inventories	42.7	40.7
Other current assets	23.8	23.3

Current assets	205.1	197.5
Net property, plant and equipment	47.2	47.9
Goodwill	60.4	60.3
Other assets	69.1	68.4

	$381.8	374.1

Liabilities and Shareholders’ Equity
Current installments of long-term debt	$1.4	1.4
Accounts payable	29.5	27.3
Other current liabilities	72.7	70.6

Current liabilities	103.6	99.3
Long-term debt, less current installments	26.5	26.4
Other noncurrent liabilities	11.8	11.3
Shareholders’ equity	239.9	237.1

	$381.8	374.1

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NEWS RELEASE
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Atlanta, GA
May 5, 2010
EMS Technologies, Inc. and Subsidiaries
Segment Data
(In millions)
Unaudited

	Three Months Ended
	April 3	April 4
	2010	2009
Net sales
Aviation	$26.2	34.6
LXE	30.6	23.9
Defense & Space	16.5	26.9
Global Tracking	9.6	6.9

Total	$82.9	92.3

Operating income (loss)
Aviation	$0.3	5.1
LXE	0.9	(5.1)
Defense & Space	0.9	2.9
Global Tracking	0.2	(0.8)
Corporate & Other	0.2	(0.1)
Impairment loss related charges	(0.4)	—
Acquisition-related items	(0.2)	(3.9)

Total	$1.9	(1.9)

Adjusted EBITDA
Aviation	$1.8	7.7
LXE	1.7	(4.2)
Defense & Space	1.8	3.7
Global Tracking	0.9	0.1
Corporate & Other	0.4	0.2

Total	$6.6	7.5

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NEWS RELEASE
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Atlanta, GA
May 5, 2010
This press release contains information regarding our earnings and earnings per share, excluding impairment loss related charges, acquisition-related items and an acquisition-related foreign exchange adjustment, and earnings before interest expense, income taxes, depreciation and amortization and excluding impairment loss related charges, the acquisition-related items and acquisition-related foreign exchange adjustment (“Adjusted EBITDA”). The Company believes that earnings that are based on these non-GAAP financial measures provide useful information to investors, lenders and financial analysts because (i) these measures are more comparable with the results for prior fiscal periods, and (ii) by excluding the potential volatility related to the timing and extent of non-operating activities, such as acquisitions or revisions of the estimated value of post-closing earn-outs, such results provide a useful means of evaluating the success of the Company’s ongoing operating activities. Also, the Company uses this information, together with other appropriate metrics, to set goals for and measure the performance of its operating businesses, to determine management’s incentive compensation, and to assess the Company’s compliance with debt covenants. Management further considers Adjusted EBITDA an important indicator of operational strengths and performance of its businesses. EBITDA measures are used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and evaluate performance. Management believes that Adjusted EBITDA facilitates comparisons of our results of operations with those of companies having different capital structures. In addition, a measure similar to Adjusted EBITDA is a component of our bank lending agreement, which requires certain levels of Adjusted EBITDA to be achieved by the Company. This information should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with GAAP. In addition, because EBITDA and adjustments to EBITDA are not determined consistently by all entities, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
Following is a reconciliation of our net earnings and earnings per share to the non-GAAP financial measures that exclude impairment loss related charges, acquisition-related items and an acquisition-related foreign exchange adjustment for the first quarters of 2010 and 2009 (in millions, except per share data — unaudited):

	Three Months Ended		Three Months Ended
	April 3, 2010		April 4, 2009
				(Loss)
	Net	Earnings	Net (loss)	earnings
	earnings	per share	earnings	per share

As reported	$0.6	0.04	(3.0)	(0.20)
Impairment loss related charges, net of tax	0.2	0.02	—	—
Acquisition-related items	0.2	0.01	3.9	0.26
Acquisition-related foreign exchange adjustment	—	—	1.4	0.09

As adjusted	$1.0	0.07	2.3	0.15

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NEWS RELEASE
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Atlanta, GA
May 5, 2010
Following is a reconciliation of net earnings to Adjusted EBITDA and earnings (loss) before income taxes to Adjusted EBITDA by segment, for the three months ended April 3, 2010 and April 4, 2009 (in millions — unaudited):

			Defense	Global	Corp &
	Aviation	LXE	& Space	Tracking	Other	Total
Three Months Ended April 3, 2010
Net earnings						$0.6
Income tax expense						0.3

(Loss) earnings before income taxes	$(0.1)	0.8	0.9	—	(0.7)	0.9
Interest expense	—	—	—	—	0.5	0.5
Depreciation and amortization	1.9	0.9	0.9	0.9	—	4.6
Impairment loss related charges	—	—	—	—	0.4	0.4
Acquisition-related items	—	—	—	—	0.2	0.2

Adjusted EBITDA	$1.8	1.7	1.8	0.9	0.4	$6.6

Three Months Ended April 4, 2009
Net loss						$(3.0)
Income tax expense						—

Earnings (loss) before income taxes	$5.5	(5.1)	2.9	(0.4)	(5.9)	(3.0)
Interest expense	—	0.1	—	—	0.5	0.6
Depreciation and amortization	2.2	0.8	0.8	0.5	0.3	4.6
Acquisition-related items	—	—	—	—	3.9	3.9
Acquisition-related foreign exchange adjustment	—	—	—	—	1.4	1.4

Adjusted EBITDA	$7.7	(4.2)	3.7	0.1	0.2	$7.5

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NEWS RELEASE

Atlanta, GA
May 5, 2010

For further information please contact:	Gary B. Shell
Chief Financial Officer
(770) 729-6512
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